EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
February 28, 2022	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares Announces Executive Management Reorganization

WASHINGTON, D.C. and CHARLESTON, WV-- Richard M. Adams, Chairman and CEO of United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today announced the Board of Directors’ approval of an executive management reorganization to become effective at the beginning of the 2nd quarter, April 1, 2022.

Under the reorganization, Adams will become the Executive Chairman of the Board of United. Richard (Rick) Adams, Jr., the current President, will become the Chief Executive Officer and will be joining the United Board of Directors. Adams, Jr. will become the 14th CEO in United’s 183 year history. In addition, James (Jim) C. Consagra, Jr., currently COO, will become President.

Mr. Adams, Jr. joined United in 1994. Prior to that time, he was an attorney with the law firm of Bowles Rice LLP. He is a graduate of Rollins College and received his JD from Washington & Lee University. He and his spouse, Chrystal, reside in Bethesda, MD with their three sons.

Prior to joining United in 1998, Mr. Consagra held the position of CFO & Treasurer of George Mason Bankshares, which was acquired by United. He began his professional career in public accounting with the firm of Swart, LaLande and Associates, CPAs. Consagra is a graduate of James Madison University where he holds degrees in accounting and economics. He and his spouse, Kathy, reside in Northern Virginia.

As of December 31, 2021, United had consolidated assets of approximately $29.3 billion. United is the parent company of United Bank which comprises nearly 250 offices in Virginia, Maryland, Washington, D.C., North Carolina, South Carolina, Georgia, Pennsylvania, West Virginia, and Ohio. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.